Exhibit 10.22B

JAZZ PHARMACEUTICALS PLC
CASH BONUS PLAN
(U.S. AFFILIATES)

1.	Purpose of the Plan.

The Jazz Pharmaceuticals plc Cash Bonus Plan (U.S. Affiliates) (the “Plan”) is designed to provide meaningful incentive, on an annual basis, for employees of U.S. Affiliates of Jazz Pharmaceuticals plc (the “Company”).

2.	Eligibility.

In order to be eligible to participate in the Plan for a Plan Year, an employee (a) must be an active regular employee of a U.S. Affiliate of the Company whose Employment Start Date is October 31 of the Plan Year or earlier and (b) must not be eligible to participate in a commercial (including sales) or other similar incentive compensation plan. Employees who are not expressly classified by the U.S. Affiliate as “regular” employees, such as temporary or contract employees and interns, are not eligible to be Participants.

In order to be eligible to receive a Bonus for a Plan Year, a Participant must (i) continue to be an active regular employee of a U.S. Affiliate of the Company in good standing from the date his/her participation in the Plan commences for the Plan Year until the date Bonuses are paid for the Plan Year, except as provided in Section 6, and (ii) act in accordance with the Company’s Code of Conduct, compliance policies and procedures, and those of the Participant’s employer, and applicable laws and regulations during the Plan Year.

3.	Target Bonus.

A Participant’s Target Bonus generally will be based on the Participant’s position and/or responsibility level. The Target Bonus for Participants and the amount of Bonus actually paid to a Participant in a Plan Year under the Plan may vary from year to year and between positions, and among positions at the same level. However, as a general guideline, the Target Bonuses which will typically be assigned to various categories of employees (and varying depending on responsibility levels within each category) are as follows:

Position	Target Bonus (Percent of Base Salary)
Chairman of the Board, Chief Executive Officer, President	100%
Executive Vice President	55%
Senior Vice President who is an Executive Committee Member or is a Section 16 Officer	45%

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Senior Vice President who is not an Executive Committee Member or a Section 16 Officer	40%
Vice President	35%
Executive Director	30%
Senior Director	25%
Director	22%
Associate Director	20%
Senior Manager	18%
Manager	15%
Analyst	12%
Support	8%

If a Participant moves to a position and/or responsibility level with a higher Target Bonus during a Plan Year, the Participant’s Target Bonus will be reset at such higher level for the entire Plan Year. If a Participant moves to a position and/or responsibility level with a lower Target Bonus during a Plan Year, the Participant’s Target Bonus will be reset at the lower level for the entire Plan Year.

4.	Bonus Pool and Bonuses.

Following the end of a Plan Year, the Board or the Compensation Committee will determine, in its sole discretion, the Bonus Pool for the Plan Year to be allocated for the payment of Bonuses to Participants. The Bonus Pool will be calculated by multiplying

(a)    the sum of the following amounts for each Participant:

(i)the Base Salary for such Participant, multiplied by

(ii)such Participant’s applicable Target Bonus , provided that in the case of any Participant who is an executive officer of Jazz Pharmaceuticals plc, such Participant’s Target Bonus will be determined by the Board or the Compensation Committee;

with

(b) the percentage set by the Board or the Compensation Committee based upon its determination of the Company’s success in achieving the objectives established by the Board or the Compensation Committee for funding the Bonus Pool for the Plan Year (the “Bonus Pool Objectives”).

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The Bonus Pool Objectives are related to the achievement of the overall corporate objectives established for the applicable Plan Year by the Board or the Compensation Committee (the “Corporate Objectives”).

5.	Bonus.

Except as provided in Section 6, a Participant’s Bonus for a Plan Year will be based upon the following criteria: (a) the Company’s success in achieving the Corporate Objectives established for the Plan Year, (b) the Participant’s success in achieving his/her individual objectives established for the Plan Year (if applicable) and the Participant’s contribution to the Company’s success in achieving the Corporate Objectives, in each case while demonstrating Company values, and (c) the Participant’s compliance with Company policies and those of Participant’s employer. Except as provided in Section 6, the amount of Bonus actually paid to each Participant will be an amount equal to such Participant’s Base Salary multiplied by the applicable Target Bonus (as may be adjusted up or down for each Participant by the Board, the Compensation Committee or the Company’s management, as appropriate, based on the criteria set forth above). Each Participant’s Bonus for a Plan Year will be approved by the Chief Executive Officer or his or her delegate, except that in the case of any Participant who is an executive officer of Jazz Pharmaceuticals plc, such Participant’s Bonus will be approved by the Board or the Compensation Committee.

The total of all Bonuses paid under this Plan in any Plan Year may not exceed the Bonus Pool for such Plan Year unless such excess amount is specifically approved by the Board or the Compensation Committee. Except as provided in Section 6, no amounts will be payable to any Participant hereunder until the Bonus Pool and such Participant’s Bonus have been determined as described above. Except as provided in Section 6, no Participant is entitled to any particular bonus, or any bonus, unless approved as described above.

6.	Termination of Employment; Death; Retirement; Permanent Disability.

No Bonus will be paid to any Participant whose employment with a U.S. Affiliate of the Company terminates prior to the date Bonuses for a Plan Year are scheduled to be paid pursuant to Section 7, unless (a) such termination is due to the Participant’s death, retirement or Permanent Disability, (b) the Board, the Compensation Committee, or the Company’s management in appropriate circumstances in management’s discretion determines that the Participant will be eligible to receive a Bonus, or (c) such condition is prohibited by regulations, laws, employment agreements or employment contracts applicable to a particular Participant.

In the case of a Participant whose employment with a U.S. Affiliate of the Company terminates (including due to death, retirement or Permanent Disability) prior to the date Bonuses for a Plan Year are scheduled to be paid and who becomes entitled to receive a Bonus pursuant to the foregoing paragraph, the amount of such Participant’s Bonus for the Plan Year will be determined by the Board, the Compensation Committee, or the Company’s management and may be prorated or otherwise determined based on the number of months employed during the Plan Year, performance or any other factors as decided by the Board, the Compensation Committee or the Company’s management, as appropriate.

Any Participant whose employment with a U.S. Affiliate of the Company terminates (including due to death, retirement or Permanent Disability) prior to the date Bonuses for a Plan Year are scheduled to be paid and who becomes entitled to receive a Bonus pursuant to this Section 6 will be paid such Bonus at the time determined by the Company’s management, which will in no event be later than the time at which other Participants’ Bonuses for the Plan Year are scheduled to be paid pursuant to Section 7.

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7.	Payment of Bonuses.

Bonuses for a Plan Year will be paid in cash to a Participant (or his/her beneficiary, in the event of death) by March 15th of the following year, except (i) as is otherwise determined in the sole discretion of the Board, the Compensation Committee or the Company’s management, as appropriate, or (ii) as may be necessary or advisable to comply with regulations, laws, employment agreements or employment contracts applicable to a particular Participant; provided, however, that in all cases, the payment date of any Bonus for any Participant who is subject to Section 409A of the Internal Revenue Code of 1986, as amended, or any state law of similar effect (“Section 409A”) will be designed to either comply with Section 409A or satisfy an exemption from application of Section 409A, and the Plan will be administered and interpreted to the greatest extent possible in compliance with Section 409A or in accordance with such exemption, as applicable. Benefits under this Plan are not transferable, and the Plan is unfunded.

8.	Withholding of Taxes.

Bonuses will be subject to income and employment tax withholding as required by applicable law.

9.	Plan Amendments.

This Plan may be revised, modified, or terminated at any time in the sole discretion of the Board or the Compensation Committee. Without limiting the foregoing, the Plan may be revised, modified, or terminated with respect to a Participant or specific group of Participants as may be necessary or advisable to comply with the laws and regulations of the jurisdiction where such Participant or specific group of Participants are employed or where such Participant or specific group of Participants are tax residents.

10.	No Employment Rights.

Nothing contained in this Plan is intended to confer any right upon any employee to continued employment with the Company or any U.S. Affiliate or other affiliate thereof.

11.	Plan Administration.

This Plan will be administered by the Board or the Compensation Committee. The Board and the Compensation Committee shall have the sole discretion and authority to administer and interpret the Plan, and the decisions of the Board and the Compensation Committee shall in every case be final and binding on all persons having an interest in the Plan. Notwithstanding the foregoing, certain aspects of the Plan may be administered by the Chief Executive Officer or the Company’s management, as specifically provided in the Plan, and in such event, the Chief Executive Officer or the Company’s management shall have the sole discretion and authority to administer and interpret such aspects of the Plan, and the decisions of the Chief Executive Officer or the Company’s management shall in such cases be final and binding.

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12.	Definitions.

“Base Salary” for a Participant means the total amount of base salary or base pay actually paid to the Participant during the period of his/her participation in the Plan for the Plan Year, rather than the Participant’s base salary level or base pay level at any particular point during the Plan Year (e.g., the Base Salary for a Participant whose base salary or base pay is adjusted during the Plan Year, for a Participant who is hired during the Plan Year, or for a Participant whose employment terminates during the Plan Year will be the total amount of base salary or base pay actually paid to the Participant during the period of his/her participation in the Plan for the Plan Year). Base Salary does not include any expense reimbursements, relocation payments, incentive compensation or bonuses, amounts received as a result of equity awards, overtime or shift differential payments or similar one-time or unusual payments. Any salary or pay earned for periods during which a Participant is on disciplinary action are excluded from Base Salary.

“Board” means the Board of Directors of Jazz Pharmaceuticals plc.

“Bonus” means a Participant’s actual bonus for a Plan Year as determined in accordance with Section 5 or Section 6, if applicable.

“Bonus Pool” for a Plan Year means the aggregate dollar amount set by the Board or the Compensation Committee for the payment of Bonuses for such Plan Year to Participants as set forth in Section 4.

“Chief Executive Officer” means the Chief Executive Officer of Jazz Pharmaceuticals plc. “Compensation Committee” means the Compensation Committee of the Board.
“Employment Start Date” means the first business day on which a Participant is an active regular employee of a U.S. Affiliate of the Company, on the U.S. Affiliate’s payroll, as applicable.

“Executive Committee Member” means an employee of the Company who serves as a member of the Company’s executive committee, as determined by the Chief Executive Officer from time to time.

“Participant” means an active regular employee of a U.S. Affiliate of the Company who meets all of the eligibility requirements set forth in Section 2.

“Permanent Disability” means that a Participant has become permanently disabled under any policy or program of disability income insurance then in force covering such Participant.

“Plan” means this Jazz Pharmaceuticals plc Cash Bonus Plan (U.S. Affiliates). “Plan Year” means the calendar year.

“Section 16 Officer” means an individual who has been designated by the Board as an “officer” of Jazz Pharmaceuticals plc for the purposes of Section 16 of the Securities Exchange Act of 1934, as amended, and Rule 16a-1(f) thereunder.
“Target Bonus” means, for a Participant for a Plan Year, the percentage of Base Salary, based on such Participant’s position and/or responsibility level in a Plan Year, that represents the amount of Bonus that such Participant may receive for such Plan Year, as may be adjusted with respect to such Participant for such Plan Year in the discretion of the Board, the Compensation Committee or the Chief Executive Officer or his or her delegate, as applicable.

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“U.S. Affiliate” means any “parent” or “subsidiary” of the Company, as such terms are defined in Rule 405 of the Securities Act of 1933, as amended, that is organized under the laws of the United States.

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As approved by the Compensation Committee of the Board of Directors of Jazz Pharmaceuticals plc on 13 February 2013, as amended on 4 November 2015, and as amended and restated on 2 November 2016.

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